UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2009

Commission File Number: 333-142860

NACEL ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming	20-4315791
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 17th Street, Suite 2800S Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(720) 204-1150
(Registrant telephone including area code)

Check the appropriate item below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On August 7, 2009, Nacel Energy Corporation (the Company or Registrant) entered into three agreements in the ordinary course of its business. These agreements are deemed to be “material definitive agreements” since they are contracts upon which the Company’s business is substantially dependent. Each of the agreements are described and summarized below.

Wind Project Agreement.

On August 7, 2009, Nacel Energy Corporation (the Company or Registrant) entered into the following contracts:

A Wind Project Agreement (Agreement) dated as of April 13, 2009 (Effective Date)with Bob and Patricia White (First Owner) covering 640 acres of land (the First Property) located in Donley County, Texas, being in the Texas panhandle. The Company has paid the First Owner the specified Evaluation Fee as required by the Agreement.

A Wind Project Agreement (Agreement) dated as of April 13, 2009 (Effective Date) with Roger and Rachel Wade (Second Owner) covering 107.67 net acres of land (the Second Property) located in Donley County, Texas, being in the Texas panhandle. The Company has paid the Second Owner the specified Evaluation Fee as required by the Agreement.  As of August 7, 2009, the Company and the Second Owner entered into an Addendum to the original Agreement.

A Wind Project Agreement (Agreement) dated as of July 31, 2009 (Effective Date) with the Holland Family Trust (Third Owner) covering 320 acres of land (the Third Property) located in Donley County, Texas, being in the Texas panhandle. The Company has paid the Third Owner the specified Evaluation Fee as required by the Agreement.  As of August 7, 2009, the Company and the Second Owner entered into an Addendum to the original Agreement.

The three Agreements concern the development of the Company’s existing Leila Lakes wind energy project on the First Property, Second Property and Third Property (jointly, the Properties) and contains two periods – an Evaluation Period and an Operating Period. The term of the Evaluation Period is five (5) years, unless terminated earlier. However, the Company may extend the Evaluation Period for up to three (3) additional, consecutive one (1) year periods. During the Evaluation Period, the Company has an exclusive lease, privilege and right to be on the Properties for the purpose of performing various monitoring activities focused on, among other things, the suitability of the Properties for wind energy conversion, measuring and evaluating wind resources, and conducting meteorological studies and tests. The Operating Period commences on the earlier of (i) the date that the Company gives the subject owner notice of the start of the Operating Period, or (ii) the first day that all wind turbines to be installed in the Project deliver electricity in commercial quantities to the power purchaser. The Operating Period continues from commencement for thirty (30) years, unless terminated earlier pursuant to the Agreements

Other pertinent provisions and terms of each of the Agreements include, without limitation, the following:

1.           The Company shall pay various amounts, as established and determined in the Agreement, to the subject owner during the life of the Leila Lakes wind energy project and include, without limitation, Installation Fee, Met Tower Fee, Operating Fee, Substation Fee, Transmission Fee and a sliding Royalty Percentage based on gross revenues received during the Operating Period of the project.

2.           Within period varying from 6 months up to 24 months after the Effective Date, subject to equipment availability and permitting, the Company will install one or more meteorological towers on the Properties and will file a Generation Interconnect Request and will thereafter diligently process such request. The Company will monthly update the subject owner on the development status of the Leila Lakes project.

3.           By the third anniversary of the Effective Date, if the Company has not satisfied, as applicable, certain milestones pertaining to application to interconnect to the transmission or distribution system, a wildlife monitoring study and a wildlife site characterization study, then the Company and subject owners will, in good faith, negotiation means for Company to satisfy such milestones. However, if the parties are unable to reach such agreement, the Company will release the subject owner from the terms of the Agreement.

In addition to the foregoing, the Addendums applicable to the Second Owner and the Third Owner contain other terms and provisions which include, without limitation, the following:

1.           The Company’s payment of Owner’s reasonable attorney’s fees incurred in negotiation of the Agreement. If Company fails to pay such attorney’s fees, the Agreement is void and of no legal effect.

2.           The Company will pay all taxes attributable to Wind Systems on the subject Property including, without limitation, any increase in real property taxes assessed as a result of installation or attributable to reclassification of the subject Property. The parties agree to use commercially reasonable efforts to cause the assessor to issue separate parcel number for the Wind Systems and to cause the assessor to issue separate tax bills to the Company and the property owner.

3.           If there is a material default by the Company under the Agreement, the property owner may terminate the Agreement if the Company fails to cure the material default within sixty (60) days from time of notice or fails to initiate steps to cure such material default within sixty (60) days and thereafter diligently continues steps to cure until completion.

4.           On termination, the Company will return and surrender the subject Property to its owner and will remove all Wind Systems on the Property within one year from date of termination. If Company fails to remove Wind Systems within the time allowed, the owner may remove and sell such Wind Systems and the Company will reimburse the owner for costs of removal less salvage value recovered. If salvage value exceeds removal costs, the owner shall retain such excess.

A copy of the press release pertaining to the foregoing agreements is attached hereto as an exhibit.

For additional details and background concerning the Company’s wind energy projects and business, see the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

Item 9.01 – Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NACEL ENERGY CORPORATION

Date: August 13, 2009	By: /s/ Paul Turner
Paul Turner, Chief Executive Officer